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                                                                   EXHIBIT 23.01


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Fairchild Semiconductor International, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-84439 and 333-84747) on Form S-8 of Fairchild Semiconductor International, Inc. of our reports dated June 30, 1999, except as to Note 20, which is as of August 9, 1999, relating to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of May 30, 1999 and May 31, 1998, the related consolidated statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 30, 1999, the related consolidated statements of cash flows for the years ended May 30, 1999 and May 31, 1998, and the related schedule, which reports appear in the 1999 annual report on Form 10-K of Fairchild Semiconductor International, Inc.

Our report refers to a change in the method of accounting for business reengineering costs as a result of the Company adopting the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."

                                                   KPMG LLP


Boston, Massachusetts
August 25, 1999